Exhibit 16.1


Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for NBG Radio Network, Inc. (the Company) and on February 21, 2002, we reported on the consolidated financial statements of NBG Radio Network, Inc., as of November 30, 2001 and 2000, and for each of the years in the two-year period ended November 30, 2001. On November 5, 2002, we notified the Company of our decision to decline to stand for re-election as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for November 7, 2002, and we agree with such statements.


/s/ Moss Adams, LLP
Portland, Oregon
November 12, 2002